Exhibit (j)(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 80 to the Registration Statement on Form N-1A of Fidelity Court Street Trust: Spartan Connecticut Municipal Income Fund, Spartan Florida Municipal Income Fund, and Spartan New Jersey Municipal Income Fund of our reports dated January 9, 2002 on the financial statements and financial highlights included in the November 30, 2001 Annual Reports to Shareholders of Spartan Connecticut Municipal Income Fund, Spartan Florida Municipal Income Fund, and Spartan New Jersey Municipal Income Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

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____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 22, 2002